Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated April 30, 2010 (June 28, 2010 as to the Company name change in Note 1, and October 6, 2010 as to the subsequent event update in Note 15), relating to the financial statements of Bravo Brio Restaurant Group, Inc. (formerly Bravo Development, Inc. and Subsidiaries) (a majority-owned subsidiary of Bravo Development Holdings, LLC) appearing in the Prospectus included in Registration Statement No. 333-167951 on Form S-1 as filed with the Securities and Exchange Commission.
/s/ Deloitte & Touche LLP
Columbus, Ohio
October 20, 2010